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Exhibit 10.7

        "This is a translation into English of a Spanish-language document. This translation is without legal effect and, in the event of any discrepancy with the Spanish-language original document, the Spanish-language original document shall prevail."

 SHAREHOLDERS AGREEMENT

        This SHAREHOLDERS AGREEMENT is made between MH Argentina S.A., on the one hand (hereinafter "MHA"), CUIT No 30-70742239-0, a duly registered Argentine company, with domicile at 1385 Granaderos Street, Mendoza, Argentina, represented in this act by Mr. JASON THOMAS TEAGUE CUNLIFFE, a British citizen, Document No 5046115 and British Passport No 005865593, acting as President, and, on the other hand, SILEX Argentina S.A. (hereinafter "SILEX"), CUIT No 30-70914253-0, a duly registered Argentine company, with domicile at 376 Balcarce Street, Floor 1, Salta, Argentina, represented in this act by Mr. NÉSTOR ÁLVAREZ, N.I.C. No 14.714.657, acting as Director President under the company's bylaws. This Agreement shall be governed by the following Terms and Conditions:

CLAUSE ONE:    ANTECEDENTS

        MHA and SILEX agree to form a stock company under the Argentine laws, which will be known as "Minera El Quevar S.A." (hereinafter "The Company") and they subscribe to the Bylaws that are attached as Appendix 5 hereto, in order to jointly carry out, pursuant to this Agreement, exploration works prior to a possible exploitation of the mining properties listed in Appendices 1 and 2, which comprise the mining project called El Quevar.

1.1
MHA and SILEX shall participate in the Company in the following percentages:

  MHA 50%
  SILEX 50%

1.2
Once the Company has been constituted, MHA and the Company will sign a contract under which MHA will transfer to the Company, for the amount of US$1,000, all mining rights indicated in Appendix 1 of this Agreement, which are duly registered with the proper mining authority; and the Company will grant MHA a promissory note for this amount.

1.3
Once the Company has been constituted, SILEX and the Company will sign a contract under which SILEX will transfer to the Company, for the amount of US$1,000, all mining rights indicated in Appendix 2 of this Agreement, which are duly registered with the proper mining authority; and the Company will grant SILEX a promissory note for this amount.

1.4
While the contracts indicated in 1.3 and 1.4 of this Clause are celebrated, the Parties will call a Shareholders Meeting to increase the capital stock of the Company, and MHA and SILEX will subscribe to equal shares by contributing their credits (and consequently the promissory notes issued by the Company will be cancelled).

1.5
The Parties state that they know that the mining rights contributed by SILEX to the Company, as indicated on Appendix 2, in a 50% interest in Mina Castor and a 100% interest in Mina Quevar II, arise from the Exploration Contract with a Purchase Option signed with Salta Exploraciones S.A., which is hereby enclosed as an integral part of this Agreement.

CLAUSE TWO:    DEFINITIONS

        The terms in this Agreement have the meanings assigned to them in this Clause:

  a)
  "Stocks":    Means the total shares that represent the Company's capital stock.

  b)
  "Shareholder" and/or "Shareholders":    Means MHA and SILEX, their successors and/or assignees, individually or jointly respectively.

  c)
  "Payment":    Means the amount of capital that Shareholders must contribute in cash or in kind.

  d)
  "Shareholders Meeting":    Means the shareholders meeting of the Company.

  e)
  "Offer Notice":    Has the meaning assigned to it in Clause Thirteen of this Agreement.

  f)
  "Agreement":    Means this document and its appendices (which are an integral part herein).

  g)
  "Mining Rights":    Means the set of mining claims, discovery manifestations and/or mining concessions (or any other denomination) that are listed and described in Appendices 1 and 2 under this Agreement.

  h)
  "First Refusal Purchase Option":    Has the meaning assigned to it in Clause Thirteen of this Agreement.

  i)
  "Board of Directors":    Means the Company's Board of Directors.

  j)
  "El Quevar":    Means the mining project located in the Los Andes Department, Salta Province, Argentina, which comprises the Mining Rights.

  k)
  "Bylaws":    Means the Company's Bylaws.

  l)
  "Feasibility Study":    Means the study, acceptable to a first order financial entity, which includes the economic and technical assessment that supports the economic viability of El Quevar, as well as its potential value by considering the distinct relationships existing between all factors that directly or indirectly affect the project.

  m)
  "Exploration":    Means all activities carried out in order to determine the existence, location, amount, quality or economic value of El Quevar, including soil sampling, particles sampling, drill cores, bulk sampling; geological, geophysical, geochemical and metallurgical surveys; test sampling; computer modeling and financial analysis, including pre-feasibility and feasibility studies; exploration drilling; pitch opening or any other surface or underground activities (underground exploration works) aimed at or related to exploration; all these activities will be conducted in order to define the existence or enlargement of one or more deposits.

  n)
  "Management Expenses".    Means representation expenses, rentals, management expenses, office stationary (including photocopies), office maintenance, transportation, translations, legal and/or notary public fees, phone bills, internet, lighting and water services.

  o)
  "Exploration Expenses":    Means all expenses, of any nature or type, incurred at any time related to Exploration, including expenses incurred to build, acquire or rent any type of equipment or goods related to Exploration works; to pay taxes, obligations, mining fees and/or penalties to keep the Mining Rights in force; to carry out Exploration underground works; to conduct geological, geophysical and geochemical studies as well as metallurgical surveys; to drill holes, to carry out analyses, to conduct metallurgical surveys and sampling to prepare pre-feasibility and feasibility studies, and environmental reports; to install necessary infrastructure; to build access roads, camps and/or to conduct environmental remediation; to gain surface access and obtain permits or licenses from competent authorities; to pay services, fees, wages, salaries, transportation bills and/or any other benefits to all physical or legal persons involved in Exploration; to pay for meals, accommodations and other reasonable expenses for relevant personnel; to prepare reports; to supervise and manage any type of work carried out for the benefit of El Quevar; or any other expenses incurred to conduct Exploration.

  p)
  "General Manager":    Means the general manager of the Company.

  q)
  "Confidential Information":    Has the meaning assigned to it in Clause Nine of this Agreement.

  r)
  "NPI":    Has the meaning assigned to it in Appendix 3.

  s)
  "NSR":    Has the meaning assigned to it in Appendix 4.

  t)
  "MHA Option":    Means the only available option for MHA pursuant to the terms and conditions set forth in Clause Ten of this Agreement.

  u)
  "SILEX Option":    Means the only available option for SILEX to gain a 65% interest in the Company pursuant to the terms and conditions set forth in Clause Nine of this Agreement.

  v)
  "Party" or "Parties":    Means MHA and SILEX individually or jointly, respectively.

  w)
  "Non-Selling Party":    Has the meaning assigned to it in Clause Thirteen of this Agreement.

  x)
  "Selling Party":    Has the meaning assigned to it in Clause Thirteen of this Agreement.

  y)
  "Exploration Period":    Means the period from the moment the first Exploration Program is approved by the Board of Directors and ends after three (3) years or once the minimum investment stated under Clause Nine of this Agreement has been made, whichever happens first.

  z)
  "Exploration Programs":    Means the programs under which the Company will carry out Exploration works at El Quevar pursuant to the terms and conditions of Clause Eight.

  aa)
  "Semester Exploration Report":    Means the document containing all details of the Exploration works carried out every six months by the Company and related Exploration Expenses incurred during the same six-month period.

  bb)
  "Final Exploration Report":    Means the document containing a detailed list of all Exploration works and all Exploration Expenses included in the Semester Exploration Reports related to the activities carried out by the Company during the Exploration Period.

  cc)
  "Deposit":    Means the place where El Quevar reserves and economically exploitable mineral resources are located. This place may comprise, totally or partially, the area covering the Mining Rights as well as other areas that the Company may include in the future.

CLAUSE THREE:    OBJECT OF THE AGREEMENT

        The object of this Agreement is to regulate the legal relationship between MHA and SILEX (as Shareholders of the Company) and their relationship with the Company, by stating their rights and obligations with respect to the Company, to the Exploration and to the eventual exploitation of El Quevar.

CLAUSE FOUR:    DECLARATIONS

        The Parties represent and warrant that:

4.1
They have the legal capacity to sign this Agreement and comply with the obligations herein, and they have made all necessary arrangements to this effect.

4.2
Subscription and execution of this Agreement do not mean and shall not mean a breach of obligations undertaken by the Parties with third parties under any other previous agreements, and there are no third parties rights related to the object of this Agreement.

4.3
There are no pending or present actions, investigations, or claims that may affect the interests of the counterparties.

CLAUSE FIVE:    CONSTITUTION OF THE COMPANY

        MHA and SILEX shall each subscribe to and pay for 50% (fifty percent) of the stock of the Company and they shall constitute the Company as a whole pursuant to the terms and conditions under the Company's Bylaws enclosed as Appendix 5 herein.

CLAUSE SIX:    MANAGEMENT

6.1
The Company will appoint a General Manager pursuant to provisions under the Business Corporations Law (Law 19.550).

6.2
The General Manager will be in charge of all technical tasks, such as planning and conducting the Exploration Program, work schedules, budgets, prioritization of Exploration areas, selection of equipment and personnel and, in general, any management tasks or decisions related to Exploration activities.

6.3
The General Manager will fulfill his duties in a professional manner, in accordance with industry norms and practices, with ongoing legal oversight (especially relating to labor and welfare liabilities concerning El Quevar personnel, safety rules, environmental and hygiene regulations) and will comply with any contract made by the Company and all pertinent permits and licenses obtained by Company.

6.4
The General Manager will design, conduct and manage the Exploration Programs pursuant to section 8.2 of this Agreement.

6.5
During the Exploration Period, every six months the General Manager will prepare an Exploration Report to be submitted to the Board of Directors within fifteen days (15) after completion of each six-month period, pursuant to section 8.1 of Clause 8.

6.6
The General Manager is responsible for maintaining the Mining Rights free from any encumbrances and liens whatsoever.

6.7
If the General Manager does not comply with the periods established in section 8.2 of this Agreement with respect to the Exploration Programs, or any other of his obligations, and if he does not correct such non-compliance within fifteen (15) days as requested by the Party that did not appoint him directly, the Parties agree to cause his removal.

CLAUSE SEVEN:    BOARD OF DIRECTORS OF THE COMPANY

7.1
The Board of Directors of the Company will be made up of representatives from the Parties, and among its principal functions is to define, modify and approve Exploration Programs, within a time period of thirty (30) days from the date submitted by the General Manager.

7.2
From the organization of the Company and until a Party acquires more than 50% of the Company's stock, the Board of Directors will be composed of three (3) members, two (2) appointed by SILEX and one (1) appointed by MHA. Additionally, the Parties agree that decisions of the Board of Directors will be adopted by the agreement of a majority of its members.

7.3
From the moment any of the Parties acquires more than a 50% interest in the Company pursuant to the option rights stated in this Agreement, the Board of Directors will be composed of three (3) members: two (2) members appointed by the Party with greater stock ownership and one (1) member appointed by the other Party. Furthermore, decisions will be taken by a majority of the Board of Directors. In order to comply with the regulations under this paragraph, the Parties undertake to summon a Shareholders Meeting whenever the stock ownership in the Company is modified so that a change in the Board of Directors composition can be made under the terms in this Agreement with the aim to appoint a new Board of Directors, within a time period of fifteen (15) days from the date of the change in the ownership interest of each Shareholder of the Company.

CLAUSE EIGHT:    EXPLORATION PROGRAM AND MINIMUM INVESTMENT

8.1
The General Manager will submit the Exploration Program to the Board of Directors for approval.

8.2
Exploration Programs shall include a detailed description of Exploration works to be carried out at El Quevar, the Exploration budget by periods, and other relevant issues related to Exploration. The

  General Manager shall design at least one Exploration Program a year, and no more than one every six months. The first Exploration Program shall be submitted within thirty (30) days after the date of this Agreement.

8.3
The Parties state that the Party with the greater ownership of Company stock will control the Board of Directors and consequently, they will propose and appoint the General Manager, thus controlling the Exploration works.

8.4
On the other hand, SILEX commits itself during the Exploration Period through payments to the Company to make an investment of at least US$1,000,000 (one million American Dollars) to pay for the Exploration Expenses (including Administrative Expenses) within the following time periods: (i) at least US$250,000 (two hundred fifty thousand American Dollars) during the first year of the Exploration Period; (ii) at least US$250,000 (two hundred fifty thousand American Dollars) during the second year of the Exploration Period, and (iii) at least US$500,000 (five hundred thousand American Dollars) during the third year of the Exploration Period.

8.5
Administrative Expenses shall not exceed 10% of Exploration Expenses.

8.6
Within ten (10) days after each year end, SILEX shall certify that it made the minimum committed investment for Exploration works.

8.7
If SILEX fails to make the minimum investments stated in section 8.4, MHA may elect to make the minimum investment until completion of the total minimum investment amount of US$1,000,000 (one million American Dollars). In the event MHA opts to continue with the minimum investment plan due to non-fulfillment by SILEX, it shall notify SILEX of its exercise of this option, and in this event the Parties shall re-elect the Board of Directors, so that MHA may appoint two (2) of the three (3) members thus controlling the General Manager appointment and Exploration works, in compliance with all rights and obligations stated for SILEX under this Agreement, during the remainder of the Exploration Period.

8.8
If SILEX does not comply with its annual minimum investments and MHA does not exercise the option to continue with the investments plan, the Parties may agree on the suspension of the Exploration Period for up to one (1) year; then the party that decides to continue with the minimum investments plan will re-start the Exploration works. If suspension is not agreed upon and no Party continues with the minimum investments plan, the Company will be terminated pursuant to Clause Seventeen of this Agreement.

8.9
In order to comply with the investment committed by SILEX in section 8.4, Exploration and Administrative Expenses incurred by SILEX in the El Quevar area will be counted for the period from January 1, 2006 until the date of this Agreement.

CLAUSE NINE:    OPTION OF THE EXPLORATION INVESTOR

9.1
SILEX shall have the option to acquire a 65% interest in the Company (SILEX Option) providing it complies with the minimum undertaken investment of US$1,000,000 (one million American Dollars).

9.2
If SILEX elects to exercise the SILEX Option, SILEX shall submit to MHA a notice communicating its intention, along with the Final Exploration Report and all pertinent documents that support the minimum undertaken investment. In this event, the Board of Directors will agree to call a Shareholders Meeting within thirty (30) days after MHA's receipt of the notice, so that the Parties may vote to increase the capital stock through the capitalization of SILEX's payments made to comply with its investment during the Exploration Period; and consequently they may issue the necessary stock so that SILEX acquires a 65% interest in the Company; the remaining amounts of the above mentioned payments being considered capital premium to be shared among the Shareholders in proportion to their participation in the Company.

9.3
MHA will not be obligated to make any investments during the Exploration Period. Nevertheless, if it opts to continue with the minimum investment plan due to non-fulfillment by SILEX pursuant to 8.7 of this Agreement, MHA will be allowed to exercise the option described under 9.2 following the same procedure stated for SILEX.

9.4
In order to prove the minimum required investment so that SILEX (or MHA as applicable) may exercise the option in its favor, the General Manager shall submit to both Parties, within fifteen (15) days after completion of each six-month period, the Exploration Semester Report. The Party that has not been in charge of Exploration works will have thirty (30) days to issue any comments. If no comments are submitted within this period, the report will be considered approved. In the event there are comments and the Parties do not agree on them within a fifteen (15) day period after the comments have been made, both Parties shall appoint, within a ten (10) day period after expiration of the above mentioned period, a first rate audit company so that it may define, within a thirty (30) day period after its appointment, the amount invested as Exploration Expenses by the Party obligated to invest during the relevant six-month period. The Parties shall comply with the decision of the audit company, which cannot be challenged.

9.5
Once the minimum investment stated in 9.1 has been completed pursuant to the Exploration Semester Reports and the Final Exploration Report, either SILEX or MHA, whichever is applicable, will be allowed to deliver to the other Party, within fifteen (15) days, the pertinent notice stating its intention to exercise the right to acquire a 65% interest in the Company, with neither the need for prior approval by the other Party, nor any additional payment in its favor.

9.6
As of the moment either SILEX or MHA acquires a 65% interest in the Company's capital stock, and so long as there is no change in the ownership by each Shareholder in conformity with Clause Ten, each Party shall pay the Exploration Expenses necessary for the future Exploration Programs approved by the Company's Board of Directors, in proportion to their stock ownership in the Company.

9.7
In regard to the Exploration Contract with a Purchase Option signed by SILEX with Salta Explorations S.A. (for 50% of Mina Castor), as stated in section 1.5, SILEX will be in charge of all payments under the third clause of that contract, which are necessary to keep such contract in force. If MHA, pursuant to sections 8.7 or 10.1.2, or for any circumstance whatsoever, acquires a larger participation and control of the Company, thus gaining the control of Exploration works, MHA shall assume all pending obligations stated in the Exploration Contract with a Purchase Option mentioned above and detailed in section 1.6, and MHA shall make all necessary payments to keep the contract in force.

CLAUSE TEN:    RIGHTS TO OPTION

10.1
Once the Exploration Period is over, the value of the minerals found during this period will be established so that to estimate the amounts of gold (Au), silver (Ag) and all other commercial minerals, and the Parties will have the right to exercise any of the following options:

10.1.1
If the silver (Ag) value plus the value of other minerals exceeds 50% of the total value of El Quevar, MHA will have the option to:

i)
Keep its 35% interest in the Company and make future investments in accordance with that interest; or,

ii)
Dilute its interest in the Company to 20%. If MHA elects to dilute, SILEX will be responsible for conducting a Feasibility Study within a three (3) year period from the date MHA exercises the option, and SILEX shall pay 100% of the expenses resulting from the study through payments to the Company. By doing so, SILEX will acquire 80% of the capital stock (pursuant to 10.6). Thus SILEX expressly undertakes to: (a) assume payment of expenses for the Feasibility Study through payments to the Company in order to attain the production stage at El Quevar, including financing the payments that MHA should make to maintain its 20% interest in the Company until start of production at El Quevar, and MHA will not be charged for any costs, interests or fees; and (b) start production at El Quevar within a two (2) year period as of completion of the Feasibility Study. The amount financed by SILEX for MHA under subsection (a) of this paragraph will be reimbursed by MHA to SILEX through 50% of the cash income that MHA would receive for each dividend distribution from its 20% interest in the Company.

10.1.2
If the gold (Au) value is greater than the silver (Ag) value plus the value of other minerals from El Quevar, MHA will have the option to:

i)
Keep its 35% interest in the Company and make future investments according to that interest; or,

ii)
Invest US$1,000,000 (one million American Dollars) to get a 65% interest in the Company. The above mentioned ownership interest will be attained only after MHA has invested the aforesaid amount complying with the procedures under section 10.6. If MHA exercises this option, SILEX shall opt to:

(a)
Keep its 35% interest and make cash payments to pay for expenses to conduct the Feasibility Study and attain the production stage; or

(b)
Dilute its interest in the Company to 20%.

        After attaining a 65% interest and if SILEX elects not to keep its 35%, MHA will have the option to increase its participation up to 80% and it shall undertake to (a) assume payments of expenses for the Feasibility Study through payments to the Company in order to attain the production stage at El Quevar, including financing the payments that SILEX should make to maintain its 20% interest in the Company until start of production at El Quevar, and SILEX will not be charged for any costs, interests or fees; and (b) start production at El Quevar within a two (2) year period as of completion of the Feasibility Study. The amount financed by MHA for SILEX under subsection (a) in this paragraph, will be reimbursed by SILEX to MHA through 50% of the cash income that SILEX would receive for each dividend distribution from its 20% interest in the Company.

10.2
In respect to any of the cases mentioned in the previous sections, if MHA wants to exercise an option, it shall deliver to SILEX a notice within ninety (90) days from completion of the Exploration Period, expressly indicating the alternative elected.

10.3
On the other hand, if SILEX wants to exercise its option pursuant to subsection 10.1.2.ii), it shall deliver to MHA a notice within thirty (30) days from receipt of MHA's option exercise notice, expressly indicating the alternative elected.

10.4
Depending on the case, the majority of the Board of Directors and, consequently, the Company's General Manager, will be appointed by the party in charge of conducting the Feasibility Study and these appointments shall be made within thirty (30) days after communication of the option exercise. The General Manager will be responsible for the Semester Reports to be carried out during the feasibility stage.

10.5
If the Party that must conduct the Feasibility Study and start production at El Quevar under the established time periods does not comply with these terms or with the required investments to carry out the Feasibility Study and/or construction and/or start of operations at El Quevar, the other Party will be allowed to develop the project undertaking the role of the failing Party, and all rights and obligations stated under this document for the Party in charge of the El Quevar Feasibility Study and production, including the right to manage the Company and obtain the corresponding ownership interest in the Company pursuant to 10.1.1., 10.1.2 and 10.1.3. If this happens, the Party that is willing to replace the other shall communicate its decision in writing, advising its intention to do so and specifying non-fulfillment of the other party.

10.6
In case of dilution and/or increase of the capital interest in the Company pursuant to 10.1 and 10.5 above, within sixty (60) days after the Feasibility Study has been completed and submitted to the other Party, and after the established minimum investments have been made, the Parties shall call a Shareholder Meeting to vote for an increase in the capital stock of the Company through capitalization of the investments carried out to conduct the Feasibility Study and consequently to issue the necessary amount of stock so the Party that has conducted the Feasibility Study may attain the corresponding ownership interest in the Company, pursuant to the ownership interest provisions stated under 10.1.1. and 10.1.2, and the remaining investment shall serve as capital premium divided among the shareholders according to their ownership interest in the Company. The stock issued shall be free of any encumbrance, lien, legal or extralegal judgments which may affect the cited ownership interest.

10.7
In order to carry out the valuation mentioned in section 10.1, the Parties shall appoint, by common agreement and within ninety (90) days before the Exploration Period expires, a well known firm with expertise in the matter. Within ninety (90) days after being appointed, this firm will conduct a preliminary valuation report, considering the geological information available at the moment at which the Exploration Period expires and the price of the minerals (LME spot) on the date of the report. Both Parties will assume costs and risks in equal proportions to conduct this valuation report. The conclusions of this report will serve to lay the foundation for the exercise of the options of the Parties.

10.8
It is the intention of the Parties that all of the realized and liquid earnings obtained by the Company from the beginning of production at El Quevar be destined for distribution as dividends among the Shareholders, except for those reserves legally required or, according to the Board of Directors' criteria, reasonably suitable and necessary for the normal functioning of the operations.

10.9
If MHA does not exercise its option within the established time period pursuant to the previous sections, it will be taken for granted that it wants to maintain its ownership interest in the Company.

10.10
In the event a Party does not comply with: (a) financing the other Party's participation, pursuant to 10.1.1 ii) and 10.1.2 ii), in the Company until starting production at El Quevar, or (b) starting the project within the established time period, the non-complying Party will transfer to the other Party for no consideration and as penalty for non-fulfillment, the required amounts of Company stock so that the stock participation will be: 65% for the complying Party and 35% for the non-complying Party.

CLAUSE ELEVEN:    MINIMUM DILUTION

        The Parties agree that a Party that dilutes its interest in Company stock to 10% or less shall transfer to the other Party the whole of its stock in exchange for a 10% NPI or a 2% NSR, at the election of the diluting Party. In this event, the diluting Party shall transfer all of its stock to the other Party within thirty (30) days from the majority Party's request, and all relevant agreements to regulate the NPI or NSR payments shall be made. Once the accumulated NPI or NSR payments for the diluting Party have aggregated to US$2,000,000 (two million American Dollars), the NPI and NSR amounts shall be reduced to 5% or 1%, respectively.

CLAUSE TWELVE:    INDEMNITY

        Even though the Company will be in charge of the Exploration works at El Quevar, the Party which has appointed two (2) members of the Board of Directors, and, indirectly, the General Manager, shall, by virtue of the control it exercises over the Exploration operation, indemnify and/or keep the Company and/or the other Party free from any legal or extra legal claim from a third party related to Exploration works for which the Company or the other Party may be obligated to respond, including labor claims from the Company's employees or from subcontractors' employees and claims for environmental damage. Additionally, the Party which has appointed two (2) members of the Board of Directors and consequently, has indirectly appointed the General Manager, shall indemnify the Company and/or the other Party for expenses and/or losses they have incurred due to any reason under this paragraph.

CLAUSE THIRTEEN:    TRANSFER OF STOCK

        To transfer or cede all or part of the Company's stock to a third party the Parties agree to comply with the following steps:

  i)
  The other Party (the "Non-Selling Party") will have a first refusal option right to acquire, under the same conditions offered by/to an interested party, the stock that the other Party (the "Selling Party") proposes to sell (the "First Refusal Option Right"). To this effect, the Selling Party shall notify the Non-Selling Party in writing within fifteen (15) days after receiving an offer from an interested party, or within forty eight (48) hours after having made an offer to a third party, its intention to sell and clearly stating: (a) the conditions of the third party proposal, (b) the identity of the interested party or those persons to whom the offer has been made, (c) all other information necessary to permit the Non-Selling Party to exercise its First Refusal Right Option, and (c) the amount of stock that the interested party is willing to acquire or that the Selling Party wishes to sell (the "Offer Notice").

  ii)
  The Offer Notice shall be delivered to the Non-Selling Party's domicile indicated in the Company's shareholder register, and at the domicile listed in the heading of this Agreement, in the event they are different.

  iii)
  The Non-Selling Party will have fifteen (15) days from receipt of the Offer Notice to exercise the First Refusal Option Right, in which case the Selling Party shall sell the stock he was willing to sell to the Non-Selling Party under the same terms and conditions that were agreed between the third party and the Selling Party. The First Refusal Option Right shall be delivered to the Selling Party at the domicile stated in the Offer Notice.

  iv)
  After the Non-Selling Party has exercised the First Refusal Option Right, the purchase and sale of the Company stock shall be carried out within 5 (five) days from expiration of the 15 (fifteen) day term previously indicated in (iii) above, through subscription to a stock purchase and sale contract.

  v)
  After expiration of the fifteen (15) day period indicated in (iii) above, if the Non-Selling Party has not exercised the First Refusal Option Right for all stock to be sold, then the Selling Party shall be empowered to sell its Stock to a third party for the same consideration and under the same conditions previously advised to the Non-Selling Party within a seventy five (75) day period from the last Offer Notice date. (As a condition precedent for the validity of the stock purchase and sale transaction, the purchaser shall unconditionally subscribe to this Agreement. A purchase and sale transaction will be null and void with respect to the Company and the Non-Selling Party if this Agreement is not duly subscribed).

  vi)
  The Non-Selling Party that has exercised the First Refusal Option Right shall carry out the purchase of the relevant stock and pay the purchase price on the same conditions indicated in the Offer Notice.

  vii)
  If a sale whose terms and conditions have been advised through the Offer Notice is not carried out by the interested third party within a seventy five (75) day period from the last Offer Notice date, the stock to be sold shall not be transferred, unless the previously indicated procedure has been newly conducted.

  viii)
  If a sale whose terms and conditions have been advised through the Offer Notice is not carried out with the Non-Selling Party that has exercised the First Refusal Option right within a thirty (30) day period further to the last Offer Notice, the Selling Party shall have the right to transfer the stock to an interested third party within forty five (45) days from the time period previously stated in this subsection, except in the case that the previously mentioned sale has not been carried out due to reasons attributable to the Selling Party.

CLAUSE FOURTEEN:    AGREEMENT IMPLEMENTATION

14.1
The Shareholders agree to comply with and to make the Company comply with all necessary requirements to fulfill this Agreement. Additionally they agree that any act or omission carried out by a Party, between the Parties, before the Company or before third parties, which may harm the rights of a Party under this Agreement, shall be null and void. To this effect, the Shareholders agree to vote, enforce voting and grant all necessary documents so that each Shareholder and the Company shall be bound to the obligations and responsibilities under this Agreement.

14.2
The Parties agree to immediately advise the Company on the existence and content of this Agreement in order to be duly registered. Without detriment to it, this Agreement shall be in full force among Shareholders as of its effective date. The Parties agree that any notice delivered to the Company by a Party regarding the existence and content of this Agreement shall bear the same consequences as if having been delivered by all Parties. Furthermore, the Parties undertake to dutifully advise on and share the content of this document to a third party to whom they may want to transfer a right in their stock in any way whatsoever.

14.3
The Shareholders agree that the provisions under this Agreement will be implemented with respect to any issue related to the Company which is not regulated by the Bylaws; and in the event of any conflict, ambiguity or inconsistency between the terms of this Agreement and the Bylaws, the Shareholders shall take all suitable measures, including modification of the Bylaws and other related Company documents, to remove that conflict, ambiguity or inconsistency in favor of the provisions of this Agreement.

CLAUSE FIFTEEN:    AGREEMENT TERMINATION

        At any moment, any Party will be allowed to terminate this Agreement and suspend its investments by advising the other Party through a certified written notice delivered at least fifteen (15) days before the effective date of the termination. In such event, the Parties agree to increase the Company's capital stock through capitalization of the investments in the Company; and the retiring party shall sell its interest in the Company to the other Party, which is obliged to acquire it for an amount of US$100 (one hundred American Dollars).

        The Parties expressly agree that the Party that terminates the Agreement shall not pay any compensation to the other Party due to termination.

CLAUSE SIXTEEN:    PURCHASE OF RIGHTS

        If one of the Parties holds or acquires, directly or indirectly, any right (including but not limited to mining rights, surface rights, water rights or others) partially or entirely located within El Quevar area as defined in the attached map under Appendix 6, such Party shall transfer this acquired right to the Company for no consideration.

CLAUSE SEVENTEEN:    COMPANY TERMINATION AND LIQUIDATION

        In the event both Parties decide not to continue with El Quevar and consequently stop paying Exploration Expenses (minimum investments schedule), they shall agree on termination and liquidation of the Company or suspension of the project for a term not to exceed one (1) year, and the Parties will be allowed to change such term only through a prior written agreement.

CLAUSE EIGHTEEN:    DEFINITIVE AGREEMENTS

        This Agreement represents the entire agreement between the Parties in regard to the regulated subject matter, and any other written or oral agreement regarding the subject matter herein between the Parties shall be null and void. Any change in this Agreement shall be introduced through written agreements between the Parties.

        In the event that any Clause or portion of any Clause in this Agreement is determined to be invalid or unenforceable for any reason whatsoever, the rest of such Clause and the remaining Clauses in this Agreement shall be unaffected thereby, unless the relevant Clause may not be separated.

        The Parties agree to fulfill all requirements to definitively constitute and execute these agreements and stipulations. In this respect, upon constituting the Company, the Parties undertake to enter into a shareholders agreement through which they will set the terms and conditions to regulate the relationship between the parties as Shareholders; and all pertinent agreements in this document will be also included in such agreement.

CLAUSE NINETEEN:    CONFIDENTIALITY

        The Parties agree that all geological, economic, business and/or any other information of whatever nature related to El Quevar shall be strictly confidential, unless it is of the public domain, and it will include all paper or digital information, oral information, sampling or related sampling information, remarks made on visits to El Quevar ("Confidential Information"), and the Parties agree to keep this information confidential and not to publish or disclose it to third persons.

        The Parties are excused from complying with this confidentiality obligation if required by any competent authority, and they may disclose Confidential Information if they are legally obligated to do so. Furthermore, they may disclose Confidential Information to employees, affiliate companies and/or legal advisors that need to learn about Confidential Information in order to conduct Exploration works, but they shall be duly informed by the Parties about the confidential nature of the information, with each Party being responsible for disclosure of Confidential Information to them.

        The confidentiality obligation set forth in this Clause shall be in force for two (2) years following termination of this Agreement.

CLAUSE TWENTY:    DOMICILES

        Notices, requirements or any other communications related to this Agreement shall be considered valid if delivered in writing (may be sent by facsimile) and addressed to the other Party's domicile indicated in the introductory paragraph of this Agreement.

        The following are the details for both Parties.

SILEX
Santos Vega 4917
Chacras de Coria, Luján de Cuyo, Mendoza, Argentina
Phone:
Fax:
Att: Néstor Álvarez

Notices shall also be delivered to SILEX at:
Campos 265, San Jorge
La Paz, Bolivia
Phone:
Fax:
Att: Carlos Lozano

MHA:
Granaderos 1385
Mendoza, Argentina
Phone:
Fax:
Att: Jason Cunliffe

Notices shall also be delivered to MHA at:
Pasaje El Carmen 180, Urbanización El vivero de Monterrico
Lima 33, Perú
Phone:
Fax:
Att: Javier Durand

        Any change in the aforementioned information shall be delivered to the other Party in writing within ten (10) days of the effective domicile change.

CLAUSE TWENTY-ONE:    GOVERNING LAW AND JURISDICTION

        The Parties shall be governed by the laws of Argentina and in the event of any dispute between the Parties related to the execution, interpretation, validity or termination of this Agreement or any subsequent contracts arising from this Agreement, they shall be settled by legal arbitration proceedings whose decisions will be final and unappealable.

        Arbitration will take place in Buenos Aires city and an arbitration court will be constituted by three (3) members; each Party will appoint one (1) member and the third member will be appointed by the two (2) members previously appointed, who will act as the court chairman. The arbiters shall be expressly empowered to determine the subject under arbitration based on the Parties' reasons to seek arbitration.

        If a Party does not appoint an arbiter within fifteen (15) days after reception of the request for arbitration from the interested Party, the missing arbiter shall be appointed by the Buenos Aires Stock Exchange at the request of any of the Parties.

        The arbitration court may consult experts or other consultants to make a decision, if such experts and consultants are required due to the nature of the conflict. On delivering a judgment, the arbitration court will declare a winning Party and a losing Party, and the losing Party will pay the arbitration fees unless the court determines that both Parties are equally responsible for the conflict and if so, each Party will pay its own share of the expenses, and the common arbitration expenses will be paid by both parties.

        The resulting judgment shall be unappealable and consequently it shall be final and definite. The Parties agree to voluntarily comply with the arbitration judgment, including the decision as to the arbitration expenses and costs, as soon as they are advised. In the event the judgment is appealed or its annulment is requested before a judicial power, a banking, joint, irrevocable bail letter of immediate execution and without exclusion benefit issued by a well known financial organization shall be submitted in favor of the Party that does not appeal, or that solicits annulment of the judgment, for the amount of US$100,000.00 (one hundred thousand American Dollars). This bail will be in force as long as the judicial proceeding lasts until the judgment becomes definite. If the judicial authority declares the appealing recourse or the annulment request inadmissible or unfounded, the Party that did not make a claim will be empowered to execute the cited bail letter.

        The arbitration period shall not last in excess of sixty (60) days from the date of appointment of the last referee and it shall be governed by the regulations of the Buenos Aires Stock Exchange that rule legal arbitration proceedings.

        In witness whereof, three (3) copies are signed, in Mendoza city, on this twenty second day of the month of May, 2006.

/s/ Jason Thomas Teague Cunliffe MH Argentina S.A. Jason Thomas Teague Cunliffe	/s/ Néstor Darío Álvarez SILEX Argentina S.A. Néstor Darío Álvarez

 Appendix 1
MINING RIGHTS CONTRIBUTED BY MHA

RECORD NUMBER	PROPERTY	NUMBER OF HECTARES	TYPE OF CONCESSION	HOLDER
3902	CASTOR	101.79	Mina	MH ARGENTINA S.A.
1578	VINCE	44.72	Mina	MH ARGENTINA S.A.
1542	ARMONIA	17.90	Mina	MH ARGENTINA S.A.

	Subtotal El Quevar in hectares	164.41

 Appendix 2
MINING RIGHTS CONTRIBUTED BY SILEX

RECORD NUMBER	PROPERTY	NUMBER OF HECTARES	TYPE OF CONCESSION	HOLDER
18036	QUIRINCOLO I	3 500.00	Mina	SILEX ARGENTINA S.A.
18037	QUIRINCOLO II	3 500.00	Mina	SILEX ARGENTINA S.A.

	Subtotal in hectares	7 000.00

3902	CASTOR	101.79	Mina	SILEX ARGENTINA S.A.—SESA
17114	EL QUEVAR II	329.08	Mina	SILEX ARGENTINA S.A.—SESA

	Subtotal in hectares	430.87

	Subtotal El Quevar in hectares	7 430.87

 Appendix 3
DEFINITION OF NET PROFITS

        "Net Profits Income" (or NPI as abbreviated in English) shall be calculated yearly after the right to royalties has arisen, and it means the total amount of income gained during such year resulting from or related to mining business transactions, grinding and/or any other treatment process of any mineral or concentrates and/or marketing or any other form of disposition of any product or other material resulting from operations carried out within or related to the Mining Rights including, without limitation, all income arising from rental or use of any facilities or equipment related to this business; all income arising from fixed capital or upon completion or before completion of this business or arising from amounts withheld due to this business; and all gained but unused income to replace or restore assets to which such income is associated, except:

  (i)
  Total amount of all operating costs up to the end of the year of the calculation, which has not been previously deduced from income set forth in this document.

  (ii)
  Total amount of all costs, either capital, operative, exploration or development costs incurred by the Company before starting production under this document and until they have been completely discounted.

  (iii)
  All charges, fees or costs to finance total or partial transactions associated with the Mining Rights, and in the case of advanced payments or amounts paid by the Company, the interest rates generated by such amounts from the date of the advanced payments or amounts paid up to the reimbursement date of the same at a rate equivalent to the Preferred Rate plus 2%, as it is stated for each six month period at June 30 and December 31 of each year; and,

  (iv)
  Reserves confirmed by the Company's auditors as reasonable reserves under certain circumstances including without limitation reserves to constitute and maintain working capital; to comply with any environmental regulation or remediation measures; for closure or rehabilitation; or for any repair, improvement, modernization, and/or replacement of a mine, grinding or similar facilities or equipment related to same, agreeing as well that it is the intention of the Parties, to grant the Company the right to recuperate all and any amount spent or incurred in relation to the exploration, development, equipping, operation, testing, evaluations, protection or purchase of the Mining Rights or any part of the same, and that all of the calculations and computations entailed with the Royalties should be executed in conformance with generally accepted accounting principles in a way that such principles are not inconsistent with the provisions of this Annex and Agreement attached hereto.

 Appendix 4
NET SMELTER RETURN

1.
Definitions:    The following words and phrases will mean:

(a)
"Net Smelter Return" or "NSR" (the English abbreviation) will have the meaning set forth in Section 2 in this Appendix.

(b)
"Products":    means the ores or minerals mined from solutions within the Project Area, concentrates, cathodes or any other product obtained from the Project Area recovered through leaching or mining of solutions or any other treatment applied to the mined mineralized material from the Project Area. Products will include neither ores nor mined minerals from other sites, nor concentrates, cathodes or recovered solutions from mineralized material which have been mined in other sites and carried to the Project Area for leaching or other treatment, or for treatment and storage.

(c)
"Business Activities":    shall have the meaning set forth in Section 7 in this Appendix.

(d)
"Affiliate":    means any person directly or indirectly controlling, controlled by or under joint control with/under the Payer. "Control" in the former sentence means the direct or indirect power to manage or cause to manage the administration and policies by holding bonds with a right to vote, stocks, contracts, trusts to vote or otherwise.

(e)
"Project Area":    means the sector where the mining rights are located under Appendices 1 and 2, which may eventually be considered as the Exploration target and that the Payer will consider as top priority for further Exploration at greater depth; and the definite area will be determined by a Feasibility Study to be the proper area to start and commercially run the Project.

2.
"Net Smelter Return":    "Net Smelter Return" means the net amount, including all discounts and benefits paid by the smelter and refinery services or other purchaser of Products, after deducting all costs, expenditures and charges paid or incurred associated with these products after transportation of such Products to the sea port or after delivery to purchaser (provided they have not been deducted or paid by purchaser when the terms and conditions for the purchase were set); including but not limited to smelter and refinery costs (including but not limited to any loss of metal, penalties due to impurities and tests and arbitration services) fair fees for metals marketing and related sales costs, sales and export taxes levied on Products (not recoverable for seller), insurance for Products during transportation from the delivery and storage site and transport of Products from the sea port to the smelter or refinery.

3.
Payment of Net Smelter Return

a)
The Royalty to be paid to the Creditor corresponding to the applicable percentage of the NSR paid by the Payer for selling the Product.

b)
The NSR shall be paid quarterly in American Dollars on or within the first ten (10) business days after the end of each quarter. Each NSR payment shall be accompanied by a liquidation sheet from the smelter or other program used to estimate the NSR amount.

c)
All NSR payments shall be paid to the Creditor or his agent who has been appointed in advance through a written notice signed by the Creditor and delivered to the Payer. The Creditor will be allowed to replace his agent through a signed, written notice to the Payer. Neither the appointment nor replacement of the representative shall be binding on the Payer before 30 days after receipt of the Notice at the Payer's headquarters. Payer shall keep any NSR payment otherwise overdue, at any time and provided there is no authorized representative to act on behalf of the Creditor, unless otherwise advised by the Creditor. Obligation of payment to the Creditor shall be considered completed when payment is made to the Creditor or his agent, whatever the case may be.

4.
Sales to Affiliates:    Any smelter or refinery owned or controlled by Payer or its controlling companies, subsidiaries or affiliates, shall be considered smelter or refinery services in order to estimate the Net

  Smelter Return; and the Net Smelter Return of Products acquired by such smelter or refinery shall be estimated pursuant to the current policies of smelters and refineries used by the affiliate in the same way as if the Products had been sold to such specific smelter or refinery by third parties; but the Net Smelter Return shall not be less than it would have been if it had been carried out by Payer as if the Products had been sold to any other smelter or refinery not held by Payer's affiliate or, in the case of recovered gold and silver, if these Products had been sold for consideration in New York pursuant to METALS WEEK ("Handy & Harman NY"), or any other authorized publication issued on the twenty first (21) day after receipt of these Products by the affiliate, whatever is higher.

5.
Mixture: Proper Operations:    Ores, concentrates and mined or produced sub-products from the Project Area can be mixed with ores, concentrates or sub-products of similar composition mined or produced from other properties. All requirements for the Net Smelter Return estimate, including without limit, the amount of metal content in ores, concentrates or mined or produced sub-products from the Project Area, and the amount of mineral content in or recovered from mixtures of ores, solutions, concentrates or sub-products, shall be conducted by the Payer under proper engineering, metallurgical and accounting costs policies. All matters related to the Net Smelter Return shall be subject to an audit or revision procedure on account of the Creditor, at reasonable intervals and at reasonable times during working hours, carried out by certified public accountants and registered engineers or employees hired by the Creditor.

6.
Completion of Payment:    The Creditor has a sixty (60) day period to object to the payment of royalties or the basis for them or the calculation of them. If the Creditor fails to advise the Payer though a written notice about any objections related to payment of royalties or the basis for them or the calculation of them, the payment will be deemed to be correct and in full satisfaction of the Payer's obligations, and the Creditor shall be deemed to have waive each and every objection.

7.
Business Transactions:    The Payer may, but shall not obliged to conduct future sales, future purchase and sale transactions or options for future purchase and sale transactions and other hedging transactions, price protection and speculative arrangements ("Business Transactions") that may involve the possible delivery of base metals or precious metals produced at the Project Area. The Parties understand and agree that the Creditor will not be entitled to any income thereby, nor will he be obliged to share any loss arising from the Business Transactions of the Payer, unless base metals or precious metals produced at the Project Area really have been delivered under these Business Transactions.

 Appendix 5
COMPANY CONTRACT

        Within a timeframe not in excess of ninety (90) days, the Parties agree to sign the social contract to constitute Minera El Quevar S.A.

 Appendix 6
EL QUEVAR AREA MAP

QuickLinks

  Exhibit 10.7
SHAREHOLDERS AGREEMENT
Appendix 1 MINING RIGHTS CONTRIBUTED BY MHA
Appendix 2 MINING RIGHTS CONTRIBUTED BY SILEX
Appendix 3 DEFINITION OF NET PROFITS
Appendix 4 NET SMELTER RETURN
Appendix 5 COMPANY CONTRACT
Appendix 6 EL QUEVAR AREA MAP